Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-106701) of our report dated June 27, 2006 relating to the statements of net assets available for benefits of the Community Banks, Inc. 401(k) Plan as of December 31, 2005 and 2004 and the related statements of changes in net assets available for benefits for the years then ended, and the supplementary schedule as of December 31, 2005, which report appears in the December 31, 2005 Annual Report (Form 11-K) of the Community Banks, Inc. 401(k) Plan.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Harrisburg, Pennsylvania
June 28, 2006